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                                                           Exhibit 4.3

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P O BOX 2350 ROOM 5127
LOS ANGELES, CA 90053

                                       Employer Identification Number:
Date: Jul 10 1991                         94-1190862
                                       File Folder Number:
TAB PRODUCTS CO                           770016621
C/O PENNY H GALLO                      Person to Contact:
C/O WARE & FREIDENRICH APC                MELINDA OLSON
400 HAMILTON AVENUE                    Contact Telephone Number:
PALO ALTO, CA 94301                       (213) 725-0905
                                       Plan Name:
                                          TAB PRODUCTS CO
                                          PROFIT SHARING 401K PLAN
                                       Plan Number: 001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 5-23-91 6-10-91. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the amendment(s) adopted on 02-07-91.

     This determination letter is applicable for the plan adopted on 06-01-78.

     This letter does not constitute a determination that your plan satisfies the requirements of section 401(a)(26) of the code.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

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TAB PRODUCTS CO

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,

                                       /s/ Michael J. Quinn

                                       Michael J. Quinn
                                       District Director

Enclosures:
Publication 794
PWBA 515
Addendum

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TAB PRODUCTS CO

This plan does not provide for contributions on behalf of participants with less than one thousand hours of service during the plan year and/or does not provide for contributions on behalf of participants not employed on the last day of the plan year. The provision(s) may, in operation, cause this plan to fail the coverage requirements of IRC 410(b) and/or the participation requirements of IRC 401(a)(26). If this discrimination occurs, this plan will not remain qualified.

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